Exhibit 10.3
[VECTOR GROUP LTD. LETTERHEAD]
November 11, 2005
Mr. Ronald J. Bernstein
Liggett Vector Brands Inc.
One Park Drive
Research Triangle Park, NC 27709
Dear Mr. Bernstein:
     Our records show that on September 21, 2001, you received an option to purchase 303,876 shares of Vector Group Ltd. (the “Company”) Common Stock at a purchase price of $31.59 per share (the “Option”). As you know, our stock price has significantly declined since the option was granted to you. Consequently, we are concerned that the reduction in our stock price has caused the Option to lose its incentive value for you.
     We therefore propose canceling the Option and, if you agree to the cancellation, after the passage of more than 6 months, we would grant you another stock option under the Company’s Amended and Restated 1999 Long-Term Incentive Plan (the “Plan”) covering 250,000 shares of our Common Stock (subject to adjustments for any stock splits, stock dividends and similar events, as determined by the Compensation Committee of the Company (the “Compensation Committee”) in its sole discretion) with an exercise price per share equal to the value of our Common Stock on the grant date of the replacement option (the “Replacement Option”) as determined by the Compensation Committee. Subject to the provisions of the Plan and the option agreement, the Replacement Option will vest 25% on December 1, 2006, 50% on December 1, 2007, 75% on December 1, 2008 and 100% on December 1, 2009 and will terminate and no longer be exercisable after expiration of ten years from the grant date.
     You should understand that in the following circumstances, we may not grant you the Replacement Option (and the Option will have been cancelled without your receiving any new stock option grant):
•	you cease for any reason to be employed by the Company and its affiliates;

•	the Company undergoes any type of merger, reorganization, liquidation reconsolidation, any sale of all or substantially all of its assets or any other similar event (as determined by the Compensation Committee in its sole discretion);

•	there is a change in accounting or legal treatment for the Replacement Option;

•	any change in the rules of any exchange upon which the Company’s Common Stock is traded which limits or restricts our ability to make the Replacement Option grant to you; or

•	the Company ceases to be publicly traded or ceases to be subject to the provisions of the Securities Exchange Act of 1934, as amended.
     You should also understand that (i) you may not receive any stock option grants from the Company prior to the end of the six month period following the cancellation of the Option; and (ii) the exercise price per share of the Replacement Option will be equal to the value of the shares subject to the Option on the grant date of the Replacement Option, as determined by the Compensation Committee (and it is possible that if the price of our Common Stock rises significantly during the six month period, that the exercise price per share of the Replacement Option will exceed the exercise price per share of the Option).
     This letter agreement (i) may only be amended or modified by a written agreement between you and the Company and (ii) shall be construed, interpreted and governed in accordance with the laws of State of Delaware, without reference to rules relating to conflicts of law.
     If the cancellation of the Option and the foregoing is acceptable to you, please sign both copies of this letter in the space indicated below and return one of the originals to me prior to November 15, 2005.

Sincerely, Vector Group Ltd.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	Executive Vice President

Accepted and Agreed to:

/s/ Ronald J. Bernstein
Ronald J. Bernstein

Date: November 11, 2005